Exhibit 99.1

U.S. General Services Administration Awards Federal Supply Schedule to MYnd Analytics to Provide Healthcare IT Services to the Federal Government

Mission Viejo, CA, February 4, 2019 –MYnd Analytics, Inc. (NASDAQ: MYND), a predictive analytics company aimed at improving the delivery of mental health through the combination of telemedicine and data analytics, today announced that the U.S. General Services Administration has awarded a five-year Federal Supply Schedule (FSS) contract as a government supplier, effective January 31, 2019 with the opportunity to renew it for 15 more years. Under the contract, MYnd intends to offer Healthcare Information Technology services to federal government departments and agencies related to our Psychiatric EEG Evaluation Registry, including the Department of Defense and the United States Department of Veterans Affairs (VA) facilities nationwide. The Veterans Health Administration is America’s largest integrated health care system with more than 1,400 sites of care, serving almost nine million veterans each year.

The Departments of Veterans Affairs, Defense, and Health and Human Services, in coordination with other federal agencies, are authorized under Presidential Executive Order to take steps to ensure that veterans, service members, and their families receive the mental health services and support they need. These steps included strengthening suicide prevention, enhancing access to mental health treatment and promoting development of more effective treatment methodologies.

Patrick Herguth, CEO of MYnd, stated, “This is another example of the importance artificial/augmented intelligence can play in healthcare and the traction we are gaining with our predictive analytics decision support technology, helping physicians leverage technology for precision personalized care for behavioral health conditions. This contract adds MYnd’s data analysis services to the range of treatment support tools for clinicians in the federal health care system. We have worked hard to be in a position to provide tools and services to clinicians caring for veterans and other federal employees and look forward to becoming part of the behavioral health solution.”

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 40,000 outcomes for over 11,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications. To read more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

MYnd also operates its wholly owned subsidiarity Arcadian Telepsychiatry Services, LLC which manages a suite of services including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. Arcadian utilizes patient engagement and re-engagement strategies so that care is effectively completed, helping to comfortably move inpatient care to outpatient, assisting patients in readjusting to their life routine, as well as reducing wait times for mental health treatment. Arcadian’s customer base includes major health plans, health systems, and community-based organizations.

Important Information about the Transactions will be filed with the SEC

This communication is being made in respect of the proposed business combination involving MYnd and Emmaus Life Sciences, Inc. (“Emmaus”). In connection with the proposed transaction, MYnd and Emmaus plan to file documents with the SEC, including the filing by MYnd of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of MYnd and Emmaus plan to file with the SEC other documents regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS OF MYND AND EMMAUS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY MYND AND EMMAUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may view these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting MYnd Investor Relations at mynd@crescendo-ir.com. Investors and security holders may view the documents filed with the SEC on MYnd’s website at www.myndanalytics.com or through the SEC’s website at www.sec.gov. Investors and security holders are urged to read the Joint Proxy Statement/ Prospectus and other documents filed with the SEC before making any voting or investment decision in connection with the proposed transactions.

Participants in the Solicitation

MYnd, Emmaus and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of MYnd is also included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2018, as updated in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and additional information regarding the directors and executive officers of Emmaus is also included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed transaction when it becomes available.

No Offers or Solicitations

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Forward-looking Statements

Certain statements in this communication, including statements relating to the Company’s future financial condition, performance, operating results, strategy and plans are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, giving MYnd’s expectations or predictions of future financial or business performance or conditions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and MYnd assumes no duty to update forward-looking statements. In addition to factors previously disclosed in MYnd’s reports filed with the U.S. Securities and Exchange Commission and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the ability to offer and effect sales to government departments and agencies, the willingness of any agencies of the US government to place any orders or make use of MYnd’s products or services under the above described award, the ability of MYnd to generate any revenue or develop a feasible strategy with respect thereto, statements regarding market developments, new products and growth strategies, the ability of MYnd’s products to successfully produce objective data and improve efficiency in the treatment of depression and other mental health and psychiatric illnesses, to recognize patterns, predict outcomes and personalize medicine, or to improve patient outcomes and reduce healthcare costs.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com